UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-03480	30-1133956
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota

(Address of principal executive offices)

58506
(Zip Code)

Registrant’s telephone number, including area code: (701) 530-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	MDU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On December 11, 2025, MDU Resources Group, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association, as administrative agent (“U.S. Bank”), and the several lenders party thereto, as lenders (collectively, the “Lending Parties”), to amend and restate that certain Five-Year Revolving Credit Agreement (the “Previous Credit Agreement”), dated May 31, 2023, among the Company, U.S. Bank, as administrative agent, and the several lenders party thereto, as lenders, for the purpose of extending the maturity date of the revolving commitments thereunder from May 31, 2028 to December 11, 2030. The Credit Agreement, like the Previous Credit Agreement, provides for an initial commitment amount of $200 million and includes a $25 million standby letter of credit facility and a $25 million swingline subfacility. As with the Previous Credit Agreement, at the Company’s request and subject to certain conditions, the Credit Agreement commitment amount may be increased by up to $50 million and the Company may make two requests to extend the maturity date, each for a one-year extension.

The Credit Agreement contains customary events of default and affirmative and negative covenants, including a financial covenant (as in the Previous Credit Agreement) not to permit, as of the end of any fiscal quarter, the ratio of funded debt to total capitalization (determined on a consolidated basis) to be greater than 65%. The Credit Agreement has a variable interest rate and a facility fee that fluctuate depending on the senior unsecured debt rating of the Company. The facility fee is currently 0.175% of the commitment amount. As of December 11, 2025, there were $33,850,000 million of loans outstanding and $1 million of letters of credit issued under the Credit Agreement.

Certain of the Lending Parties and their respective affiliates have acted and are acting as lenders to, and have from time to time performed and are performing, and may in the future engage in, certain investment banking, advisory, general financing, and commercial banking and other commercial transactions and services in the ordinary course of business with the Company and its subsidiaries for which they have received and, in the future, may receive customary fees and expenses.

The foregoing description of the material terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
10.1 †
Amended and Restated Credit Agreement, dated as of December 11, 2025, by and among MDU Resources Group, Inc., U.S. Bank National Association, as administrative agent, and the several lenders party thereto, as lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to supplementally furnish copies of any omitted schedules and exhibits to the SEC upon request; provided that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2025

MDU Resources Group, Inc.

By:	/s/ Anthony D. Foti
Name:	Anthony D. Foti
Title:	Chief Legal Officer and Corporate Secretary

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